Exhibit G

EXECUTION VERSION

LIMITED GUARANTEE

OF

CPREF II AIV II – A, L.P.

CPREF II AIV II – B, L.P.

LIMITED GUARANTEE, dated as of February 22, 2023 (this “Limited Guarantee”), by CPREF II AIV II – A, L.P., a Delaware limited partnership, and CPREF II AIV II – B, L.P., a Delaware limited partnership (each, a “Guarantor”, and collectively, the “Guarantors”), in favor of INDUS Realty Trust, Inc., a Maryland corporation (the “Guaranteed Party”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among IR Parent, LLC, a Delaware limited liability company (“Parent”), IR Merger Sub II, Inc., a Maryland corporation (“Merger Sub”), and the Guaranteed Party, each Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Party, severally (and not jointly or jointly and severally), the due and punctual observance, performance and discharge of its applicable percentage (such percentage for each Guarantor as set forth opposite such Guarantor’s name on Schedule A hereto, its “Maximum Guarantor Percentage”) of 54.00% (the “Pro Rata Share”) of the payment obligations of Parent with respect to (i) the Parent Termination Payment when and only if the Parent Termination Payment becomes payable pursuant to Section 9.3(c) of the Merger Agreement, (ii) the Recovery Costs when and only if the Recovery Costs become payable pursuant to Section 9.3(c) of the Merger Agreement, and (iii) any amount that becomes payable by Parent to the Guaranteed Party pursuant to any final, binding and non-appealable determination of a court of competent jurisdiction in respect of any claim for monetary damages made by the Guaranteed Party in accordance with, and subject to the limitations in, Sections 9.2 and 9.3 of the Merger Agreement with respect to Parent’s or Merger Sub’s Willful Breach of the Merger Agreement or any fees or expenses that become due and payable by Parent or Merger Sub to the Guaranteed Party pursuant to and in accordance with Section 7.11 or Section 7.16(d) of the Merger Agreement, prior to the termination of the Merger Agreement, in each case of clauses (i), (ii) and (iii), subject to the limitations on liability contained in Section 10.10(c) of the Merger Agreement and the other conditions and limitations set forth in the Merger Agreement (clauses (i), (ii) and (iii), together, the “Obligation”); provided, that in no event shall each Guarantor’s maximum aggregate liability under this Limited Guarantee exceed such Guarantor’s Maximum Guarantor Percentage of the Pro Rata Share of $69,800,000 (such Pro Rata Share, the “Cap”). The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap (and to the provisions of Section 8 and Section 9 hereof) and may be enforced for the payment of money only. The Guaranteed Party hereby agrees that in no event shall any Guarantor be required to pay any amount to the Guaranteed Party or any other Person under this Limited Guarantee or the Merger Agreement other than as expressly set forth herein (subject to such Guarantor’s Maximum Guarantor Percentage of the Cap). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantors under this Limited Guarantee and of the other guarantor (the “Other Guarantor”) under that certain Limited Guarantee of NA-RE Investment Holdings, LLC entered into on the date hereof in favor of the Guaranteed Party (the “Other Guarantor Limited Guarantee”) shall be several and not joint or joint and several. Subject to the terms hereof, including the last sentence of Section 3, the Guarantors shall make all payments hereunder free and clear of any deduction or offset of any kind. If Parent fails to discharge its Obligation when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of such Obligation or operated as a discharge thereof), the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent has failed to perform any of its Obligation, take any and all actions available hereunder or under applicable Law in accordance with the terms of this Limited Guarantee to enforce the obligations of the Guarantors hereunder in respect of such Obligation, subject to the terms of this Limited Guarantee, including the Cap. Each capitalized term or other term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

2. Nature of Guarantee. Each Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from those certain letters dated as of the date hereof between the Guarantors and Parent and the Other Guarantor and Parent, respectively (the “Equity Commitment Letters”). Each Guarantor’s obligations under this Limited Guarantee are in no way conditioned upon any requirement that the Guaranteed Party proceed first against Parent before proceeding against any Guarantor hereunder, or otherwise exhaust any or all of the Guaranteed Party’s rights against Parent for any of the Obligation. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation against Parent or Merger Sub, and the failure of the Guaranteed Party to so file shall not affect the obligations of the Guarantors hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to such Obligation (subject to such Guarantor’s Maximum Guarantor Percentage of the Cap) as if such payment had not been made (but only to the extent of the amount so rescinded or otherwise returned). This Limited Guarantee is an unconditional guarantee of payment and not of collection.

3. Changes in Obligations; Certain Waivers. The Guarantors agree that the Guaranteed Party may at any time and from time to time, without notice to or further consent of any Guarantor, extend the time of payment of the Obligation, and may also enter into any agreement with Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and Parent, Merger Sub or any such other Person without in any way impairing or affecting the obligations of the Guarantors under this Limited Guarantee. The Guarantors agree that their obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) any delay or the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation; (c) the addition, substitution or release of any entity or other Person now or hereinafter liable with respect to the Obligation or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate or other applicable existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (e) any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, winding up, moratorium, receivership, dissolution, assignment for the benefit of the creditors, reorganization, arrangement, composition with creditors or readjustment, or other similar proceeding or any other inability to pay or perform affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement or affecting any of their respective assets; (f) the existence of any claim, set-off or other right which the Guarantors may have at any time against Parent, Merger Sub or the Guaranteed Party (or the existence of any claim, set-off or other right that Parent, Merger Sub or the Guaranteed Party may have at any time against the Guarantors), whether in connection with the Obligation or otherwise, in each case other than defenses and rights that Parent or Merger Sub have under the Merger Agreement; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation; (h) any lack of validity, regularity, illegality or enforceability of the Merger Agreement, the Equity Commitment Letters or any agreement or instrument related thereto, in each case in accordance with its terms (but subject to all defenses available to Parent or Merger Sub pursuant to any such agreement or instrument) or (i) any breach by Parent or Merger Sub of the Merger Agreement. To the fullest extent permitted by applicable Law, the Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law that would otherwise require any election of remedies by the Guaranteed Party. The Guarantors waive promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (except for notices required to be provided to Parent or Merger Sub in accordance with the Merger Agreement), and all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement or now or hereinafter liable with respect to the Obligation, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Parent under the Merger Agreement or breach by the Guaranteed Party of the Merger Agreement or this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantors hereby waive any and all notice of the creation, renewal, extension or accrual of the Obligation and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or the Obligation hereunder.

Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of such Guarantor’s Obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against

Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligation (subject to the Cap) shall have been paid in full in cash. If any amount shall be paid to the Guarantors in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligation, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantors and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation. Subject to all of the other provisions of this Section 3 and Section 4, the Guaranteed Party hereby agrees that the Guarantors shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that are or would be available to Parent or Merger Sub pursuant to the terms of the Merger Agreement with respect to the Obligation.

4. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

5. Representations and Warranties.

(a) Each Guarantor hereby represents and warrants that:

(i) it is duly organized and validly existing under the laws of the jurisdiction of its organization and has the power and authority to execute, deliver and perform this Limited Guarantee;

(ii) the execution, delivery and performance of this Limited Guarantee by such Guarantor have been duly authorized by all necessary corporate, partnership, private limited company or similar action, as the case may be, and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law;

(iii) except as may be required by the Exchange Act, the MGCL, or any applicable antitrust Laws, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Limited Guarantee;

(iv) assuming due execution and delivery of the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws of general applicability affecting or relating to creditors’ rights generally and (B) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (clauses (A) and (B) collectively, the “Enforceability Exceptions”); and

(v) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee.

(b) The Guaranteed Party hereby represents and warrants that:

(i) the execution, delivery and performance of this Limited Guarantee has been duly authorized by all necessary corporate action and does not contravene any provision of the Guaranteed Party’s certificate of incorporation, bylaws, or any Law; and

(ii) assuming due execution and delivery of the Merger Agreement by Parent and Merger Sub, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guaranteed Party enforceable against the Guaranteed Party in accordance with its terms, except as may be limited by the Enforceability Exceptions.

6. Assignment. None of the Guarantors nor the Guaranteed Party may assign their respective rights, interests or obligations hereunder to any other Person (including by operation of law, merger, consolidation or otherwise) without the prior written consent of the other parties hereto and the Other Guarantor. Notwithstanding the foregoing, without requiring such consent, the Guarantors may assign their rights, interests or Obligation hereunder to one or more Affiliates or co-investors; provided, that any such permitted assignment shall not relieve any Guarantor of the Obligation hereunder except that such Guarantor’s Obligation shall be reduced dollar for dollar by any amounts actually paid to the Guaranteed Party by such Affiliates or co-investors, as applicable, in respect of the Obligation hereunder. For the avoidance of doubt, no assignee shall, upon valid assignment, be deemed to be a Non-Recourse Party (as defined herein). Any attempted assignment in derogation of the foregoing shall be null and void and of no force or effect.

7. Notices. All notices, requests, claims, consents, demands and other communications under this Limited Guarantee shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service (with proof of delivery), or (c) immediately upon delivery by hand or email (provided, that, in the case of emails, if not a Business Day, then the next Business Day, and non-automatic confirmation of receipt (which shall not include “out of office” or other automatic replies) is given by the recipient or its counsel within one (1) Business Day), in each case, to the intended recipient as set forth below (or at such other address for a Party as shall be specified by like notice):

(a) If to the Guarantors:

c/o Centerbridge Partners, L.P.

375 Park Avenue

New York, NY 10152

E-mail:             legalnotices@centerbridge.com

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:         Atif I. Azher

     Frederick De Albuquerque

E-mail:             aazher@stblaw.com

     fred.dealbuquerque@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY

Attention:         Gregory J. Ressa

     Danielle C. Jackson

E-mail:             gressa@stblaw.com

     danielle.jackson@stblaw.com

with a copy to Parent (which shall not constitute actual or constructive notice) to:

c/o Centerbridge Partners, L.P.

375 Park Avenue

New York, NY 10152

E-mail:             legalnotices@centerbridge.com

and

c/o GIC Real Estate, Inc.

280 Park Avenue, 9th Floor

New York, NY 10017

Attention:         Samuel Fancher

     Jesse Hom

E-mail:             samuelfancher@gic.com.sg

     jessehom@gic.com.sg

with a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:         Atif I. Azher

     Frederick De Albuquerque

E-mail:             aazher@stblaw.com

     fred.dealbuquerque@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY

Attention:         Gregory J. Ressa

     Danielle C. Jackson

E-mail:             gressa@stblaw.com

     danielle.jackson@stblaw.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:         Blair Thetford, Esq.

E-mail:             blair.thetford@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

155 N Upper Wacker Drive

Chicago, IL 60606

Attention:         Nancy Olson, Esq.

E-mail:             nancy.olson@skadden.com

(b) If	to the Guaranteed Party:

INDUS Realty Trust, Inc.

204 West Newberry Road

Bloomfield, CT 06002

Attention: Thomas M. Daniells, General Counsel

E-mail: tdaniells@indusrt.com

with a copy (which shall not constitute actual or constructive notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas New

York, NY 10020

Attention:         Julian Kleindorfer

     Charles K. Ruck

     Darren Guttenberg

E-mail:             Julian.Kleindorfer@lw.com

     Charles.Ruck@lw.com

     Darren.Guttenberg@lw.com

or to such other address or addresses as the parties may from time to time designate in writing in accordance with this Section 7.

8. Continuing Guarantee. Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantors, their successors and assigns until all of the Obligation under this Limited Guarantee has been indefeasibly paid, observed, performed or satisfied in full in cash, at which time this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate (other than Section 7 and Sections 9 through 13 each of which shall survive the termination of this Limited Guarantee) and the Guarantors shall have no further obligations under this Limited Guarantee as of the earliest to occur of (i) the Closing, (ii) subject to the Cap, receipt in full in cash by the Guaranteed Party or its designated Affiliate of the Obligation in accordance with the Merger Agreement and (iii) the valid termination of the Merger Agreement pursuant to Article IX thereof (except with respect to this clause (iii) as to a claim for payment of any Obligation presented in writing by the Guaranteed Party to Parent, Merger Sub or the Guarantors on, prior to or within 60 days of such termination (in which case, this Limited Guarantee shall terminate on the date such claim is finally resolved and otherwise fully satisfied)). Notwithstanding the immediately preceding parenthetical, all obligations of the Guarantors hereunder shall expire automatically three months after the termination of the Merger Agreement for any reason without any further obligations of the Guarantors hereunder, except with respect to claims arising from lawsuits filed by the Guaranteed Party against Parent at or prior to the end of such three-month period alleging damages or harm to the Guaranteed Party as a result of a breach by Parent or the Guarantors of the Obligation. Notwithstanding the foregoing, in the event that (x) the Guaranteed Party or any of its Affiliates or successors or assigns asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting each Guarantor’s liability to such Guarantor’s Maximum Guarantor Percentage of the Cap, or limiting the Guaranteed Party’s enforcement hereof to the payment of money only or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party (as defined in Section 9) with respect to this Limited Guarantee, the Other Guarantor Limited Guarantees, the Merger Agreement or the Equity Commitment Letters (collectively, the “Transaction Agreements”) or any other agreement, certificate or instrument delivered pursuant to or in connection with such Transaction Agreements, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined in Section 9 hereof) asserted by the Guaranteed Party against the applicable Non-Recourse Party against which such Retained Claims are permitted to be asserted pursuant to the express terms of Section 9 or (y) the Other Guarantor Limited

Guarantee terminates pursuant to clause (x) of the fourth sentence of Section 8 of such Other Guarantor Limited Guarantee, then (A) the obligations of the Guarantors under or in connection with this Limited Guarantee shall terminate ab initio and be null and void, (B) if any Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover and retain such payments, and (C) none of the Guarantors nor any other Non-Recourse Party shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with any Transaction Agreement, any other agreement or instrument delivered pursuant to such Transaction Agreement, or the transactions contemplated hereby or thereby.

9. No Recourse. The Guaranteed Party acknowledges the separate corporate or other applicable existence of each of Parent and Merger Sub and that, as of the date hereof, each of Parent’s and Merger Sub’s sole assets (if any) are a de minimis amount of cash, and that no additional funds or other assets are expected to be contributed to Parent and/or Merger Sub unless and until the Closing occurs in connection with the Equity Commitment Letters. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any other Transaction Agreement, or in any agreement or instrument delivered or statement made or action taken in connection with or pursuant to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guarantee, the Other Guarantor Limited Guarantee, the Equity Commitment Letters, the other Transaction Agreements and such agreements, instruments, statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that each Guarantor may be a partnership, limited liability company or private limited company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its Affiliates, that:

(a) no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under or in connection with any Transaction-Related Matter, other than, subject to the Cap, and in any case solely against (i) Parent regarding its obligation to pay the Obligation when and if it becomes payable pursuant to the Merger Agreement, (ii) any Guarantor regarding its obligations hereunder and the Other Guarantor regarding its obligations under the Other Guarantor Limited Guarantee, (iii) the Investors (as defined in the Equity Commitment Letters) regarding their obligations under, and pursuant to the terms of, their respective Equity Commitment Letters, (iv) each of Parent and Merger Sub regarding their respective obligations under, and pursuant to the terms of, the Merger Agreement, and (v) each of Centerbridge Partners, L.P. and GIC Real Estate, Inc. regarding their respective obligation under, and pursuant to the terms of, the Confidentiality Agreements (the claims in respect of the obligations described in clauses (i) through (iii) solely against those of the Persons specified in clauses (i) through (iii), as applicable, or any of their respective permitted successors or assigns, collectively, the “Retained Claims”);

(b) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under or in connection with any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent, Merger Sub, the Other Guarantor or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, Parent, Merger Sub, the Other Guarantor or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for Retained Claims; and

(c) neither the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with a Transaction-Related Matter, other than those made by (i) the Guarantors in this Limited Guarantee and/or the Guarantors in their Equity Commitment Letter and (ii) Parent and Merger Sub in the Merger Agreements.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, its Affiliates and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under or in connection with any Transaction-Related Matter. To the fullest extent permitted by law, the Guaranteed Party, on behalf of itself and its equityholders and Affiliates, hereby releases, remises and forever discharges all claims and agrees not to exercise any rights (other than Retained Claims) that the Guaranteed Party or any of its equityholders and/or Affiliates may now have or might in the future have against any Non-Recourse Party arising in any way under or in connection with any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause its controlled Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties (who are intended third party beneficiaries of this Limited Guarantee pursuant to Section 11 hereof), no Person other than the Guarantors and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby.

As used herein, the term “Non-Recourse Parties” means, collectively (and including Parent and Merger Sub themselves), the Guarantors and any and all former, current or future direct or indirect equityholders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of the Guarantors, Parent or Merger Sub and any and all former, current or future direct or indirect equityholders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and the providers of the Debt Financing.

10. Governing Law.

(a) This Limited Guarantee, and all actions, causes of action, claims, cross-claims, third-party claims or actions of any kind (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Limited Guarantee, or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law. Each party hereto agrees that it shall bring any Action between the parties arising out of or related to this Limited Guarantee or the transactions contained in or contemplated by this Limited Guarantee exclusively in the Circuit Court of Baltimore City, Maryland and/or the U.S. District Court for the District of Maryland and any appellate court from any thereof (the “Chosen Courts”), and with respect to any such Action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection to laying venue in any such Action in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto, (iv) agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 7, (v) that is filed in a Maryland state court, agrees to jointly request an assignment to the Maryland Business and Technology Case Management Program and (vi) agrees that a final judgment in any such action, cause of action, claim, cross-claim or third-party claim or action of any kind shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(b).

11. Third Party Beneficiaries. Except to the extent expressly set forth in Sections 10(a) and 12, this Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guarantee the parties intend that all Non-Recourse Parties other than the Guarantors shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Guarantors or Non-Recourse Parties.

12. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Guarantors; provided, that (x) no such written consent shall be required for disclosures by the Guarantors and the Guaranteed Party of the existence or content of this Limited Guarantee to the Other Guarantor and its Affiliates and Representatives who agree to keep such information confidential on terms substantially identical to the terms contained in this Section 12, (y) the Guarantors, the Other Guarantor and the Guaranteed Party may disclose the existence or content of this Limited Guarantee to the extent required by Law or the rules of any self-regulatory organization or securities exchange, including in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement, and (z) no such written consent shall be required for a disclosure by the Guarantors, the Other Guarantor or the Guaranteed Party to enforce their respective rights hereunder; provided, that for purposes of clause (y) and clause (z), to the extent permissible by Law, the disclosing party shall use its commercially reasonable efforts to give the non-disclosing party prior notice of such disclosure and, upon the non-disclosing party or the Guarantor’s request, shall use commercially reasonable efforts to obtain confidential treatment for the existence and terms of this Limited Guarantee.

13. Miscellaneous.

(a) This Limited Guarantee, together with the Other Guarantor Limited Guarantee, the Merger Agreement, the Equity Commitment Letters and the Confidentiality Agreements, constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand. No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by each party hereto and the Other Guarantor in writing. Any attempted amendment, waiver or modification of this letter that is not done in compliance with the previous sentence shall be null and void and of no force or effect. The Other Guarantor is hereby made an intended third party beneficiary of the preceding two sentences and may rely on and enforce the provisions thereof. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantors or any other Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantors and any of their Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee, except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to (i) the limitation of the amount payable by each Guarantor hereunder up to such Guarantor’s Maximum Guarantor Percentage of the Cap provided in Section 1 hereof and (ii) the provisions of Sections 8 and 9 hereof; provided, further, that the Guaranteed Party may only enforce the Obligation hereunder and the Obligation (as defined in the Other Guarantor Limited Guarantee) set forth in the Other Guarantor Limited Guarantee on a pro rata basis determined in accordance with each Guarantor’s (based on such Guarantor’s Maximum Guarantor Percentage) and the Other Guarantor’s respective Pro Rata Share (as of the date hereof) pursuant to this Limited Guarantee and the Other Guarantor Limited Guarantee. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and Representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) This Limited Guarantee (i) may be executed and delivered in one or more counterparts (including by means of email in .pdf format), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument and (ii) to the extent signed and delivered by means of scanned pages via e-mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

(d) No party hereto or to any such agreement shall raise the use of email to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of email as a defense to the formation of a contract, and each such party forever waives any such defense.

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IN WITNESS WHEREOF, the Guarantors have caused this Limited Guarantee to be executed and delivered as of the date first written above by its duly authorized signatory.

CPREF II AIV II – A, L.P.

By: Centerbridge Partners Real Estate Associates II, L.P., its General Partner

By:	CPREF II Cayman GP Ltd., its General Partner

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

CPREF II AIV II – B, L.P.

By: Centerbridge Partners Real Estate Associates II, L.P., its General Partner

By: CPREF II Cayman GP Ltd., its General Partner

By:	/s/ Susanne V. Clark
Name: Susanne V. Clark
Title: Authorized Signatory

[Limited Guarantee (Centerbridge)]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its duly authorized signatory.

INDUS REALTY TRUST, INC.

By:	/s/ Michael Gamzon
Name: Michael Gamzon
Title: President & Chief Executive Officer

[Limited Guarantee (Centerbridge)]

Schedule A

Maximum Guarantor Percentage

Guarantor	Maximum Guarantor Percentage
CPREF II AIV II – A, L.P.	50.00%
CPREF II AIV II – B, L.P.	50.00%
TOTAL	100.00%